EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Regional Management Corp. 2015 Long-Term Incentive Plan (As Amended and Restated Effective April 27, 2017) of our reports dated March 13, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Regional Management Corp. appearing in the Annual Report on Form 10-K of Regional Management Corp. for the year ended December 31, 2019.

/s/ RSM US LLP

Raleigh, North Carolina

August 21, 2020